October 24th, 2022

[***]

Artwork Delivery Address:
[***]



**Joan Mitchell**
Rhubarb, 1962
Oil on Canvas
76.75 x 51.25 inches

| | |
|---|---|
| **Purchase Price:** | USD $7,400,000.00 |
| **Sales Tax (NY 8.88%):** | USD $651,200.00 |
| **Total Due:** | USD $8,051,200.00 |

Full payment due within Ten (10) days.

*Purchaser acknowledges that the sale is subject to the Terms and Conditions included with the Invoice. Tax and VAT payments, if any, are the sole responsibility of the purchaser.*

*Please reach out to Max Howard to verbally confirm wire instructions prior to payment.*

Please transfer funds in USD to the following account:
Beneficiary Bank: Goldman Sachs Bank USA
SWIFT Code: [***]
ABA Routing Number: [***]
Beneficiary: Masterworks Gallery, LLC
Account Number: [***]
Reference: FBO 014 Segregated Portfolio

The undersigned acknowledges the sale is subject to this invoice and the accompanying Terms and Conditions:

SIGNED: ______________________